Exhibit 4.1

LOAN AGREEMENT

This Loan Agreement (“Agreement”) is entered into to be effective the 17th  day of December, 2004 by and between International Bank of Commerce, a Texas banking association (“Lender”), whose address is 130 E. Travis, San Antonio, Texas 78205, and Lancer Partnership, Ltd., a Texas limited partnership (“Borrower”), whose address is 6655 Lancer Blvd., San Antonio, Texas 78219.

W I T N E S S E T H:

1.                                       Lender has agreed to make a loan to Borrower in an aggregate amount up to Fifteen Million and No/100 Dollars ($15,000,000.00) (“Loan”). Such Loan shall be used by Borrower for general corporate working capital purposes.

2.                                       The Loan shall be evidenced by that certain Promissory Note of even date herewith (“Note”) in the amount of the Loan executed by Borrower and payable to the order of Lender.  Repayment of the Loan and performance of all other obligations of Borrower to Lender in connection with the Loan shall be governed by the Note and this Agreement, and shall be secured by:  (i) the Deed of Trust (as defined herein) covering the Property (as defined herein); (ii) the Assignment of Leases and Rents (as defined herein); and (iii) the Security Agreement (as defined herein).

Therefore, in consideration of the mutual covenants, agreements and undertakings herein contained, Lender and Borrower hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Loan Agreement, the following terms shall have the respective meanings assigned to them.

1.1                               Accounts Receivable.  The term “Accounts Receivable” shall mean all of Borrower’s and LIS’s (as defined herein) accounts and chattel paper, whenever acquired and whether now or hereafter existing, including, but not limited to, accounts and chattel paper which arise out of: (i) the sale or other disposition of goods; (ii) the furnishing of services; (iii) the furnishing of, the use of, or the lease of any of any goods, and (iv) the agreement to provide any of the above; and all proceeds relating to, resulting from or arising in connection with any such accounts and/or chattel paper.

1.2                               Applicable Margin.  The term “Applicable Margin” shall mean, with respect to any advance under the Loan, the following per annum percentages determined by Lender as follows:

The Applicable Margin shall be equal to the percentage set forth below based upon the ratio of Total Funded Debt to Consolidated EBITDA as of the end of each fiscal quarter of Borrower with respect to the four (4) fiscal-quarter period ending as of the end of such fiscal quarter:

Ratio of Total Funded Debt to Consolidated EBITDA	LIBOR Spread	Prime Rate Spread

Less than 2.00 to 1.00	1.75%	- 0.50%
Greater than or equal to 2.00 to 1.00	2.00%	- 0.50%

1.3                               Assets.  The term “Assets” shall mean all Borrower’s Accounts Receivables (as defined herein); Equipment (as defined herein) and Inventory (as defined herein).

1.4                               Brazilian Subsidiary.  The term “Brazilian Subsidiary” shall mean Lancer do Brasil.

1.5                               Business Day.  The term “Business Day” shall mean any day except Saturday,

Sunday or other day on which commercial banks in San Antonio, Texas are authorized or required by law to close.

1.6                               Closing Date.  The term “Closing Date” shall mean the date upon which the initial Loan proceeds are advanced to Borrower.

1.7                               Code.  The term “Code” shall mean the Texas Business and Commerce Code.

1.8                               Commitment.  The term “Commitment” shall mean the Commitment Letter, dated October 14, 2004, from Lender to Borrower, such Commitment being incorporated herein by this reference for all purposes.

1.9                               Consolidated EBITDA.  The term “Consolidated EBITDA” shall mean for any period, the net income (plus or minus any extraordinary charges or credit) of the Companies determined on a consolidated basis, plus (i) the aggregate amount of all income tax expense of the Companies for such period, plus (ii) interest expense for such period (including the interest expense with respect to the Loan and the interest component of payments under any capital lease obligations) plus (iii) the aggregate amount deducted in determining consolidated net income of the Companies for such period for depreciation and amortization expenses of the Companies (as defined herein).

1.10                        Companies.  The term “Companies” shall mean LC and all of its subsidiaries.

1.11                        Debtor Relief Laws.  The term “Debtor Relief Laws” shall mean any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar laws affecting the rights or remedies of creditors generally, as in effect from time to time.

1.12                        Deed of Trust.  The term “Deed of Trust” shall mean that certain Deed of Trust, Assignment of Rents, Security Agreement and Financing Statements of even date herewith securing the payment of the Note and the payment and performance of all obligations specified in the Deed of Trust and this Agreement, and evidencing a valid and enforceable first lien on the Property and including an assignment of rents and leases.

1.13                        Equipment.  The term “Equipment shall mean all of Borrower’s equipment now owned or hereafter acquired by Borrower, including without limitation, furniture, machinery, vehicles and trade fixtures, together with any and all accessions, attachments and other additions to, substitutes and replacements for and improvements of the equipment, whether now owned or at any time hereafter acquired or made, together with all tools, parts and appurtenances now or at any time hereafter used in and together with all proceeds of the equipment described or referred to above, including insurance payable by reason of loss or damage thereto, and all proceeds of any policy of insurance on the Equipment, including any refunds or unearned premiums in connection with any cancellation, adjustment or termination of any such policy of insurance.

1.14                        Event of Default.  The term “Event of Default” shall mean the occurrence or happening, at any time and from time to time, of any one or more of the following:

1.14.1                  Payment of Indebtedness.  If any of the Indebtedness is not paid when due,  whether by acceleration or otherwise and such monetary default continues for five (5) business days following receipt of written notice thereof by Borrower from Lender.

1.14.2                  Performance of Obligations.  If any of the Obligations (as defined herein) are not fully and timely performed and discharged as and when required and such non-monetary default continues for thirty (30) calendar days following receipt of written notice thereof by Borrower from Lender.

1.14.3                  False Representation.  If any representation or warranty made by Borrower under or pursuant to the Loan Documents or any other documents delivered to Lender in connection therewith shall be false, erroneous or misleading in any material respect when made.

1.14.4                  Judgment.  If any final money judgment which impairs the ability of Borrower to perform under this Agreement, as determined in Bank’s reasonable discretion,shall be rendered against Borrower or any party liable to pay any part of the Indebtedness and the same shall not be paid or execution on the same shall not be stayed by perfection of an appeal or other appropriate action within sixty (60) days of the rendering of any such final money judgment.

1.14.5                  Voluntary Bankruptcy.  If Borrower or any party liable to pay any part of the Indebtedness shall (i) seek entry of an order for relief as a debtor and a proceeding under the Bankruptcy Code, (ii) seek, consent to or not contest the appointment of a receiver or trustee for itself or himself or for all or any part of its or his property, (iii) file a petition seeking relief under the bankruptcy, arrangement, reorganization or other debtor relief laws of the United States or any state or any other competent jurisdiction, (iv) make a general assignment for the benefit of its or his creditors, or (v) admit in writing its or his inability to pay its or his debts as they mature.

1.14.6                  Involuntary Bankruptcy.  If (i) a petition is filed against Borrower or any party liable to pay any part of the Indebtedness seeking relief under the bankruptcy, arrangement, reorganization or other debtor relief laws of the United States or any state or other competent jurisdiction, or (ii) a court of competent jurisdiction enters an order, judgment or decree appointment, without the consent of Borrower or any party liable to pay Indebtedness, a receiver or trustee for it or him, or for all or any part of its or his property, and (iii) such petition, order, judgment or decree shall not be and remain discharged or stayed within a period of sixty (60) days after its entry.

1.14.7                  Existence of Other Liens.  If, at any time during the term of the Loan, there is placed upon the Property or the Assets (as defined herein) (other than those described in Schedule 3.5 attached hereto), or the Property or the Assets are made subject to, any lien or security interest other than the liens and security interests securing the Loan, except for liens which Borrower is contesting in good faith and which have been bonded or otherwise secured to the reasonable satisfaction of Lender, or purchase money liens incurred by Borrower.

1.14.8                  Sale, Lease or Other Transfer.  Any sale, exchange, assignment, conveyance, transfer of possession or other disposition of the Property or the Assets or any interest therein or any part thereof by Borrower to any party whatsoever, other than in the ordinary course of Borrower’s business.

1.14.9                  Change of Ownership.  Any involuntary change in controlling ownership of the Property or the Assets, in whole or in part, excluding minor condemnation, or any change in the control of Borrower.

1.14.10            Title and Lien Priority.  If title of Borrower to any or all of the Property or the Assets or the status of the Deed of Trust or the Security Agreement (as defined herein) as a first lien and security interest on the Property and/or the Assets shall be challenged or endangered by any party whatsoever and Lender reasonably determines such challenge will impact Borrower’s ability to perform under the Note.

1.14.11            Securities and Exchange Commission and Justice Department.  Any action or decision of the United States Securities and Exchange Commission (“SEC”) and/or the United States Justice Department (“DOJ”): (i) which Lender reasonably determines is of a dollar amount that will prevent Borrower from being able to perform under the payment terms or financial covenants of this Agreement, or (ii) that prohibits Borrower from engaging in its core business activities to such an extent that Borrower will not be able to continue as a going concern.  In no event will a fine of One Million and 00/100 Dollars ($1,000,000.00) or less constitute a default under (i) above.

1.14.12            Other Defaults.  The occurrence of any Event of Default, as defined or described in (a) any of the other Loan Documents, or (b) any instrument evidencing, securing or pertaining to any indebtedness which is also secured by any part of the Property and/or the Assets.

1.14.13            Levy on Assets.  A levy on any of the assets of Borrower or any surety, endorser of the Indebtedness.

1.15                        Financial Statements.  The term “Financial Statements” shall mean the financial statements and schedules disclosed and reported by the Companies in quarterly and annual reportings made with the SEC and an annual consolidating income statement and balance sheet the Companies and other financial information of Borrower and Guarantor (as defined herein) requested by Lender, all in a form and with content reasonably acceptable to Lender.

1.16                        Fixtures.  The term “Fixtures” shall mean all of Borrower’s materials, supplies, equipment, apparatus and other items now or hereafter attached to, installed on or in the Land or the Improvements, or which in some fashion are deemed to be fixtures to the Land or Improvements under the laws of the State of Texas, including the Texas Business and Commerce Code.  The term “Fixtures” shall include, without limitation, all items of personalty to the extent that the same may be deemed Fixtures under applicable law.

1.17                        Generally Accepted Accounting Principles (or “GAAP”).  The term “GAAP” shall mean those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board, (b) which are applied for all periods after the date of this Agreement in a manner consistent with the manner in which such principles and practices were applied to the most recent financial statements of the relevant entity or individual furnished to Lender, and (c) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in financial positions, of such entity or individual.

1.18                        Governmental Authority.  The term “Governmental Authority” shall mean the United States, the state, the county, the city, or any other political subdivision in which the Property is located, and any other political subdivision, agency, or instrumentality exercising jurisdiction over Borrower or the Property.

1.19                        Governmental Requirements.  The term “Governmental Requirements” shall mean all laws, ordinances, rules and regulations of any Governmental Authority applicable to Borrower or the Property.

1.20                        Guarantor.  The term “Guarantor” shall collectively mean Lancer Corporation, a Texas corporation (“LC”), Lancer Capital Corporation, a Delaware corporation (“LCC”) and Lancer International Sales, Inc., a Texas corporation (“LIS”).

1.21                        Guaranty.  The term “Guaranty” shall collectively mean those three (3) certain Guaranty Agreements of even date herewith executed by LC, LCC and LIS, respectively, in favor of Lender.

1.22                        Highest Lawful Rate.  The term “Highest Lawful Rate” shall mean the maximum nonusurious rate of interest permitted to be charged by applicable federal or Texas law (whichever shall permit the higher lawful rate) from time to time in effect.  At all times, if any, as Chapter One of the Texas Credit Code as in effect as of the date of this Agreement (“Chapter One”) shall establish the Highest Lawful Rate, the Highest Lawful Rate shall be the “indicated rate ceiling” (as defined in Chapter One) from time to time in effect.  If the obligation is an open-end account, Lender may from time to time, as to then-current and future balances, implement any other ceiling under Chapter One and/or revise the index, formula or provision of law used to compute the rate on such obligation, if and to the extent permitted by, and in the manner provided in, Chapter One.

1.23                        Improvements.  The term “Improvements” shall mean any and all buildings, structures, and other improvements, and any and all accessions, additions, replacements, substitutions or alterations thereof or appurtenances thereto, now or at any time hereafter situated, placed or constructed upon the Land or any part thereof.

1.24                        Indebtedness.  The term “Indebtedness” shall mean the principal of, interest on and all other amounts and payments due under the Note or secured by the other Loan

Documents, together with all funds hereafter advanced by Lender to or for the benefit of Borrower as contemplated by any covenant or provision herein contained.

1.25                        Insurance Policies.  Insurance policies for (i) comprehensive general liability insurance for owners; (ii) hazard insurance against all risk of loss, including collapse, in an amount equal to the greater of $10,000,000.00 or the full replacement cost of all Improvements, with annual agreed amount endorsement and sufficient at all times to prevent Borrower from becoming a co-insurer; (iii) if the Property is in a “flood hazard area”, a flood insurance policy, or binder therefore, in an amount equal to the amount of the Loan, or the maximum available under the Flood Disaster Protection Act of 1973; and (iv) such other insurance, if any, as Lender may reasonably require from time to time.  All insurance policies shall (i) be issued by companies, in amounts and on forms reasonably satisfactory to Lender, (ii) have Borrower as the insured, and (iii) have a provision giving Lender at least thirty (30) days prior notice of, and as a condition to, cancellation or material change of the coverage.  All hazard insurance policies shall contain a standard mortgagee’s endorsement in favor of Lender and shall name Lender as loss payee.

1.26                        Interest Period.  The term “Interest Period” shall mean with respect to each Borrowing consisting of a LIBOR Loan, the period commencing on the date of such Borrowing and ending one (1), two (2) or three (3) months thereafter, as Borrower may elect in the applicable Notice of Borrowing.

1.27                        Inventory.  The term “Inventory” shall mean all of Borrower’s inventory, whenever acquired and whether now or hereafter existing, including but not limited to all goods, wares and merchandise intended for sale or lease by Borrower or to be furnished by Borrower , under contracts of service and all raw materials, goods in process, finished goods and supplies of every nature used or usable in connection with the manufacturing, processing, packing, shipping, advertising, selling, leasing or furnishing of such services, goods, wares and merchandise; all certificates of title, manufacture’s statements of origin and other documents arising from or related to such inventory; and all accessions, attachments and other additions to, substitutes for, replacements for, improvements to and returns of such inventory; and all proceeds of such inventory.

1.28                        Land.  The term “Land” shall mean the real property described on Exhibit “B” attached hereto and incorporated herein by reference.

1.29                        Legal Requirements.  The term “Legal Requirements” shall mean (a) any and all present and future judicial decisions, statutes, rulings, rules, regulations, permits, certificates or ordinances of any Governmental Authority in any way applicable to Borrower or the Property, including, but not limited to those respecting the ownership, use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Property,(b) any and all Leases and other contracts (written or oral) of any nature to which Borrower may be bound, and (c) any and all restrictions, reservations, conditions, easements or other covenants or agreements of record affecting the Property.

1.30                        Lender.  The term “Lender” shall mean International Bank of Commerce.

1.31                        LIBOR Business Day.  The term “LIBOR Business Day” shall mean any Business Day on which commercial banks are open for international business in London.

1.32                        LIBOR Loan.  The term “LIBOR Loan” shall mean an advance to be made pursuant to the applicable Notice of Borrowing, which will bear interest at the London Interbank Offered Rate plus the Applicable Margin.

1.33                        Loan.  The term “Loan” shall mean the Loan by Lender to Borrower, in an amount not to exceed the principal sum set forth in the first paragraph of this Loan Agreement.

1.34                        Loan Documents.  The term “Loan Documents” shall mean this Agreement, the Deed of Trust, the Note, that certain Assignment of Leases and Rents of even date herewith (“Assignment of Rents”) executed by Borrower in favor of Lender covering the Property, the Security Agreement, the Guaranty and such other instruments evidencing, securing, or pertaining to the Loan as shall, from time to time, be executed and delivered by Borrower or any other party to Lender pursuant to this Agreement.

1.35                        London Interbank Offered Rate.  The term “London Interbank Offered Rate” shall mean, with respect to any Interest Period, the rate per annum published in the Wall Street Journal (Southwest Edition) in the “Money Rates” section as the “London Interbank Offered Rates (LIBOR)” for a period of time equal to the applicable Interest Period, as of two Business Days proceeding the date of Borrowing.

1.36                        Note.  The term “Note” shall mean that certain Real Estate Lien Note executed by Borrower and payable to the order of Lender dated the Closing Date in the original principal amount of $15,000,000.00.

1.37                        Obligations.  The term “Obligations” shall mean any and all of the covenants, warranties, representations and other obligations (other than to repay the Indebtedness) made or undertaken by Borrower or others to Lender or others as set forth in the Loan Documents.

1.38                        Prime Rate Loan.  The term “Prime Rate Loan” shall mean an advance to be made pursuant to the applicable Notice of Borrowing, which will bear interest at the annual lending rate of interest announced from time to time by JP Morgan Chase & Co., New York, New York, as its prime rate, less the Applicable Margin.

1.39                        Property.  The term “Property” shall mean the Land, Improvements, Fixtures, and all other property constituting the “Property”, as described in the Deed of Trust and the collateral described in the Loan Documents, including:

1.39.1  all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances in anywise appertaining thereto, and all right, title and interest of Borrower in and to any street, ways, alleys, strips or gores of land adjoining the Land or any part thereof;

1.39.2  all betterments, accessions, additions, appurtenances, substitutions, replacements and revisions thereof and thereto and all reversions and remainders therein;

1.39.3  all of Borrower’s right, title and interest in and to any award, remuneration, settlement (excluding any income tax or ad valorem tax refunds) or compensation heretofore made or hereafter to be made by any Governmental Authority to Borrower, including those for any vacation of, or change of grade in, any streets affecting the Land or the Improvements;

1.39.4  all of Borrower’s rights to all plans and specifications for the Improvements; all contracts and subcontracts relating to the Improvements, all deposits (including tenant security deposits) funds, accounts, contract rights, instruments, documents, and notes or chattel paper arising from or by virtue of any transactions related to the property described herein; all permits, licenses, franchises, certificates, and other rights and privileges obtained in connection with the property described herein; all proceeds arising from or by virtue of the sale, lease or other disposition of all or any part of the Property (consent to same not granted or to be implied hereby); all proceeds (including premium refunds) payable to or to be payable under each policy of insurance relating to the Property;

1.39.5  all other interest of every kind and character which Borrower now has or at any time hereafter acquires in and to the above described real and personal property and all property which is used or useful in connection therewith, including rights of ingress and egress, easements, licenses, and all reversionary rights or interests of Borrower with respect to such property.  To the extent permitted by law, all of the foregoing Personal Property and Fixtures are to be deemed and held to be a part of and affixed to the real property;

1.39.6  any and all other security and collateral of any nature whatsoever, now or hereafter given for the repayment of the Indebtedness or the performance and discharge of the Obligations.

As used in this Loan Agreement, the term “Property” is expressly defined as meaning all or, where the context permits or requires, any portion of the above and all or, where the context permits or requires, any interest therein.

1.40                        Security Agreement.  The term “Security Agreement” shall mean those (2) certain Security Agreements of even date herewith between Borrower and Lender, and LIS and Lender respectively, securing payment of the Note and evidencing a valid and enforceable first lien on the Assets.

1.41                        Title Company.  The term “Title Company” shall mean Chicago Title Insurance Company.

1.42                        Title Report.  The term “Title Report” shall mean a title report issued by the Title Company effective as of the Closing Date confirming that the Deed of Trust constitutes a valid first lien covering the Property.

1.43                        Total Funded Debt.  The term “Total Funded Debt” shall mean as of any time, the outstanding principal balance of (i) the Note plus (ii) any other borrowed-money indebtedness of the Companies determined on a consolidated basis.

1.44                        Additional Rules of Construction.  Unless the context otherwise requires:

1.44.1  a term has the meaning assigned to it;

1.44.2  an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

1.44.3  “or” is not exclusive;

1.44.4  words in the singular include the plural, and in the plural include the singular; and

1.44.5  provisions apply to successive events and transactions.

ARTICLE 2

AGREEMENT OF LENDER

2.1                               Commitment of Lender.  Subject to the terms and conditions hereof, Lender hereby agrees to make the Loan to Borrower provided that:  (a) Borrower has satisfied all of the covenants and conditions of this Loan Agreement; and (b) no Event of Default exists.  Borrower’s obligation to repay the Loan shall be evidenced by the Real Estate Lien Note substantially in the form of Exhibit “A” attached hereto.  The Loan shall be payable as provided in the Real Estate Lien Note attached as Exhibit “A” hereto.

2.2                               Initial Advance of Loan.  Lender shall not be obligated to make the initial advance of the Loan to Borrower until Lender is in receipt of the following, all in form and substance satisfactory to Lender:

2.2.1        this Agreement duly executed by Borrower and Lender;

2.2.2        the Note executed by Borrower;

2.2.3        a copy of the Deed of Trust executed by Borrower;

2.2.4        a copy of the Security Agreement and related UCC-1 Financing Statements executed by Borrower and LIS;

2.2.5        all of the other Loan Documents duly executed by the appropriate parties;

2.2.6        Certificate(s) evidencing the Insurance Policies;

2.2.7        the Title Report;

2.2.8        evidence satisfactory to Lender that Borrower and Guarantor are duly qualified, in existence and in good standing under the laws of the jurisdictions of their formation;

2.2.9        evidence satisfactory to Lender that Borrower (and LIS as to one (1) of the Security Agreements) is fully authorized and permitted to enter into this Agreement, the Note, the Deed of Trust, the Security Agreement and the other Loan Documents, that this Agreement, the Note, the Deed of Trust, the Security Agreement and the Loan Documents are valid and binding legal obligations of Borrower, enforceable in accordance with their terms, and that the persons executing such documents on behalf of Borrower (and LIS) have the authority to execute all of the same for and on behalf of the Borrower (and LIS);

2.2.10      Such other documents and information as may be required by Lender which are reasonable by prudent lending standards; and

2.2.11      The further condition that, at the Closing Date, all legal matters and Loan Documents incident to the transactions herein contemplated shall be reasonably acceptable to Lender and Stumpf Craddock Massey & Farrimond, P.C., legal counsel to Lender.

2.3                               Method of Borrowing.

(A)                              Borrower shall give Lender notice in a form satisfactory to Lender (each, a “Notice of Borrowing”), not later than 11:00 A.M. (San Antonio, Texas time) on (i) with respect to Prime Rate Loans, the Business Day of each borrowing (“Borrowing”) consisting of a Prime Rate Loan and (ii) with respect to LIBOR Loans, the second LIBOR Business Day before each Borrowing consisting of a LIBOR Loan, specifying:

(1)                                  the date of each Borrowing, which shall be a Business Day in the case of a Borrowing consisting of a Prime Rate Loan or a LIBOR Business Day in the case of a Borrowing consisting of a LIBOR Loan;

(2)                                  whether the Borrowing is a Prime Rate Loan or a LIBOR Loan;

(3)                                  the amount of such Borrowing;

(4)                                  (i) the account of Borrower with Lender into which such Borrowing is requested to be deposited or (ii) complete wiring instructions for any other account of Borrower to which such Borrowing is requested to be wired; and

(5)                                  in case of a LIBOR Loan, the duration of the Interest Period applicable thereto.

(B)                                Not later than 1:00 P.M. (San Antonio, Texas time) on the date of each Borrowing, unless Lender determines that any applicable condition precedent has not been satisfied, Lender will make the funds requested in the Borrowing available to Borrower in Borrower’s deposit account designated in the applicable Notice of Borrowing, unless otherwise directed in writing by Borrower and accepted by Lender.

(C)                                Unless otherwise directed in writing by Borrower and accepted by Lender,  all Borrowings made hereunder shall be disbursed by credit to the deposit account maintained by Borrower with Lender that is designated in the applicable Notice of Borrowing.

2.4                               Interest on the Loan.  Interest provided in the Note shall be calculated on sums actually advanced to Borrower pursuant to the terms of this Agreement.  Borrower’s liability for payment of principal and interest provided in the Note shall be limited to principal amounts actually advanced to or for the benefit of Borrower pursuant to this Agreement and interest on such amounts calculated as aforesaid.  Interest on the Note shall be calculated on a 360-day factor applied on a 365-day year, or a 366-day year, in the event that the year is a leap year.

2.5                               Security for the Loan.  The Note and Loan will be secured by (i) a first and prior lien on the Property, (ii) a first and prior lien and security interest on Borrower’s interest in all equipment, furnishings, inventory and articles of personal property now or hereafter used in, on, under or about the Property, instruments, documents and general intangibles, and notes or chattel paper arising from or by virtue of any transaction related to the Property or the Improvements, (iii) a first and prior security interest on the Assets, (iv) all proceeds from the collateral described above, (v) all insurance policies relating in whole or in part to any of the foregoing, (vi) all substitutions for and replacements of and all additions and accessions to any of the foregoing, (vii) all guaranties and security for any of the foregoing, (viii) all the rights, title and interest of Borrower in and to all books and records relating in whole or in part to any of the foregoing, and (ix) the Assignment of Rents.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower hereby unconditionally represents and warrants to Lender as follows:

3.1                               Organization and Authority of Borrower.  Borrower and Guarantor are duly organized, validly existing and in good standing under the applicable laws of the State of Texas and the State of Delaware, as applicable, and are qualified to do business in the State of Texas, with full power and authority to enter into this Agreement.

3.2                               Execution and Delivery of Loan Documents.  The execution and delivery of the Loan Documents executed or delivered or to be executed or delivered by Borrower and/or Guarantor and the consummation of the transactions contemplated thereby:  (a) are within Borrower’s and/or Guarantor’s powers and have been and will be duly authorized and all other requisite action has been taken,  and (b) to the best of Borrower’s and/or Guarantor’s knowledge, without duty of independent investigation,  will not violate, be in conflict with, result in a breach of or constitute (with due notice or lapse of time, or both) a default under any Legal Requirement or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of Borrower’s property or assets, except as contemplated by the provisions of the Loan Documents.  The Loan Documents constitute the legal, valid and binding obligations of Borrower, Guarantor and others obligated under the terms of the Loan Documents, in accordance with their respective terms, and Borrower has full and lawful authority to bargain, grant, sell, mortgage, assign, transfer and convey all of the Property and Assets.

3.3                               Information Supplied by Borrower.  All information, reports, papers and data given to Lender by Borrower or its authorized agents with respect to Borrower or others obligated under the terms of the Loan Documents are accurate, complete and correct in all material respects and do not omit any fact the inclusion of which is necessary to prevent the facts contained therein from being materially misleading.  In addition, Borrower’s Financial Statements heretofore delivered to Lender, taken as a whole, are true, complete and correct in all material respects, have been prepared in accordance with GAAP consistently applied, and fairly present the respective financial conditions and results of operation of the subjects thereof as of the respective dates thereof, taken as a whole.  No material adverse change has occurred since the respective dates thereof and no material borrowings have been made by Borrower since the date thereof other than the borrowings contemplated hereby or approved in writing by Lender.

3.4                               No Defaults.  Borrower is not in default under any of the Loan Documents, and no event has occurred which by notice, the passage of time or otherwise would constitute an Event of Default under any of the Loan Documents.  Except for with a possible dispute concerning the Brazilian Subsidiary, Borrower is not in default in the payment of any indebtedness for borrowed money or under the terms and provisions of any agreement or instrument evidencing any such indebtedness.  To the best of Borrower’s knowledge, Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or of any other requirement of a Governmental Authority.

3.5                               Liens on the Property.  Except as described on Schedule 3.5 attached hereto, Borrower has not made any contract or arrangement of any kind, which has given rise to (or the performance of which by the other party thereto would give rise to) a lien or claim of lien or security interest of a material amount on the Property, the Assets or other collateral covered by the Loan Documents.

3.6                               Complete Information.  To the best of Borrower’s knowledge, no representation or warranty of Borrower contained in any of the Loan Documents, and no statement contained in any certificate, schedule, list, financial statement or other instrument furnished to Lender by or on behalf of Borrower contains, or will contain, any untrue statement of a material fact, or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

3.7                               Payment of Taxes.  Borrower and Guarantor have filed all federal, state, county, municipal and city income and other tax returns and reports required to have been filed by Borrower and Guarantor, and has paid all taxes which have become due pursuant to such returns or pursuant to any assessments received by them, and Borrower and Guarantor do not know of any basis for any additional assessment in respect of any such taxes.  Borrower and Guarantor have paid or will pay in full all sums lawfully owing or claimed for labor, material, supplies, personal property (whether or not constituting a Fixture hereunder) and services of every kind and character used, furnished or installed in the Property and no claim for same currently exists or will be permitted to become past due.

3.8                               Legal Proceedings.  Except for the pending SEC and DOJ investigations for which Borrower can not at this time comment as to materially, there are no material actions, suits, or proceedings pending or, to Borrower’s knowledge, without any duty of independent investigation, threatened in any court or before or by any Governmental Authority against or affecting Borrower, Guarantor, the Assets, or the Property, or involving the validity, enforceability, or priority of any of the Loan Documents, at law or in equity.

The representations and warranties contained in this Article III shall survive until such time as Borrower has repaid the Loan in full.

ARTICLE 4

COVENANTS AND AGREEMENTS OF BORROWER

Borrower hereby covenants and agrees with Lender that it will do, and if necessary will cause to be done, or arrange to be done, each and all of the following:

4.1                               Compliance with Governmental Requirements.  Borrower shall timely comply with all Governmental Requirements and deliver to Lender evidence thereof upon request by Lender.  Borrower assumes full responsibility for the compliance of the Property and the Assets with all Governmental Requirements and with sound building and engineering practices and, notwithstanding any approvals by Lender, Lender shall have no obligations or responsibility whatsoever for any matter incident to the Property or the Assets.

4.2                               Taxes, Existence, Regulations and Property.  Borrower shall at all times (i) pay when due all taxes and governmental charges of every kind upon it or against its income, profits, the Property or the Assets; (ii) do all things necessary to preserve Borrower’s and Guarantor’s qualifications, rights and franchises in all jurisdictions where such qualification is necessary and/or desirable; (iii) comply with all applicable Legal Requirements with respect to the conduct of its business and the ownership of the Property and the Assets; (iv) cause the Property and the

Assets to be protected, maintained and kept in good repair and make all replacements and additions to its property as may be reasonably necessary to conduct its business properly and efficiently; and (v) upon request by Lender, provide Lender within thirty (30) days following the date thereof with tax certificates or other evidence satisfactory to Lender demonstrating that all taxes attributable to the Property and the Assets have been paid when due.

4.3                               Inspection of the Property.  Borrower shall permit Lender, any Governmental Authority, and their agents and representatives, to enter upon the Property for the purpose of inspection of the Property and/or the Assets at all reasonable times.

4.4                               Notices by Governmental Authorities; Notice of Fire and Casualty Losses.  Borrower shall timely comply with and promptly furnish to Lender true and complete copies of any official claim by any Governmental Authority pertaining to the Property and/or the Assets.  Borrower shall promptly notify Lender of any material fire or other material casualty or any notice of taking or eminent domain action or proceeding affecting the Property and/or the Assets.

4.5                               Costs and Expenses.  Borrower shall pay when due all reasonable costs and expenses required by this Loan Agreement, including, without limitation, (a) all taxes and assessments applicable to the Property and the Assets, (b) all fees for filing or recording the Loan Documents, (c) all reasonable fees and expenses of counsel to Lender relating to the Loan, and (d) all title examination charges .

4.6                               Additional Acts.  In addition to the acts required herein and contemplated to be performed, executed and/or delivered by Borrower, Borrower and Guarantor hereby agree, at any time, and from time to time, to perform, execute and/or deliver to Lender, any and all such further acts, additional instruments, or further assurances otherwise consistent with the Loan Documents as Lender may determine to be, in its reasonable discretion, necessary or proper.

4.7                               Inspection of Books, Records and Assets.  Borrower and Guarantor shall at all times keep proper books and records in accordance with GAAP, and other applicable Governmental Requirements, and shall permit Lender, at all reasonable times, to examine and copy such books and records.

4.8                               Defense of Actions.  After providing Borrower notice thereof, Lender may (but shall not be obligated to) commence, appear in, or defend any action or proceeding purporting to affect the Loan, the Property, the Assets, or the respective rights and obligations of Lender and Borrower pursuant to this Loan Agreement.  Lender may (but shall not be obligated to) pay all necessary expenses, including reasonable attorneys’ fees and expenses incurred in connection with such proceedings or actions, which Borrower agrees to repay to Lender upon demand.

4.9                               Prohibition on Assignment.  Borrower shall not sell, transfer or convey the Property and/or the Assets or any part thereof (other than in the ordinary course of business) without the prior written consent of Lender, which consent shall be given or withheld in the sole discretion of Lender.  Moreover, Borrower shall not, and shall not permit the Companies, to sell, transfer or convey all or a substantial part of the trademarks, patents and/or other intellectual property assets of Borrower and/or the Companies.

4.10                        Payment of Claims.  Borrower shall promptly pay or cause to be paid when due all costs and expenses incurred in connection with the Property and the operation of the Improvements, and Borrower shall keep the Property and the Assets free and clear of any liens (other than those described in Schedule 3.5 attached hereto), charges, or claims other than the lien of the Deed of Trust and the Security Agreement and other liens approved in writing by Lender and liens then being contested by Borrower as herein permitted.

4.11                        Insurance.  Borrower shall obtain and maintain insurance upon and relating to the Property in accordance with the provisions of Section 1.24 of this Loan Agreement.  In case of loss, Lender, at its option, shall be entitled to receive and retain the proceeds of the Insurance Policies, applying the same upon the Indebtedness secured hereby; provided, however, that Lender will, if requested to do so by Borrower, make the proceeds of such insurance available, in accordance with the provisions of the Deed of Trust and the Security Agreement, to Borrower to repair or reconstruct the Property if the Loan is not then in default.  Lender shall have the right, but not the obligation, to make premium payments, at Borrower’s expense, to prevent any cancellation, endorsement, alteration or reissuance, and such payments shall be accepted by the insurer to prevent same.

4.12                        Security.  Borrower acknowledges and agrees that the Note and the Loan shall be secured by a first and prior security interest in the items of security as described in the Loan Documents including, without limitation, the Security Agreement, the Assignment of Leases and Rents and the Deed of Trust.

4.13                        Mergers, Consolidation and Dispositions and Acquisitions of Assets.  Borrower and Guarantor shall not, in any single transaction or series of related transactions, directly or indirectly:  (a) liquidate or dissolve; (b) be a party to any merger or consolidation; or (c) sell, convey or lease all or any substantial part of its assets. Borrower shall notify Lender within five (5) business days of Borrower or the Companies making an investment of $1,000,000.00 or more in any entity, project or business.

4.14                        Current Ratio.  At all times during the term of the Note, Borrower shall cause the Companies to maintain a ratio of: (i) the current assets (as determined in accordance with GAAP) of the Companies determined on a consolidated basis, to (ii) the current liabilities (as determined in accordance with GAAP) of the Companies determined on a consolidated basis of not less than 1.25 to 1.00, to be measured at the end of each fiscal quarter of Borrower.  Borrower shall provide to Lender within forty-five (45) calendar days of the end of each fiscal quarter of Borrower a certificate certifying the Companies’ compliance or non-compliance with the Current Ratio, the Total Funded Debt/EBITDA Ratio and the Minimum New Worth requirements set forth herein.

4.15                        Total Funded Debt/EBITDA Ratio.  At all times during the term of the Note, Borrower shall, or cause the Companies to, maintain a ratio of: (i) Total Funded Debt as of the end of any fiscal quarter of Borrower to (ii) Consolidated EBITDA for the four-quarter period ending as of the end of such fiscal quarter of not more than 3.00 to 1.00.

4.16                        Minimum Net Worth.  At all times during the term of the Note, Borrower shall maintain a net worth of the Companies determined on a consolidated basis as of the end of any fiscal quarter of Borrower (excluding 100% of the “Accumulated Other Comprehensive Income/Loss” balance listed in the “Shareholders Equity” section of the balance sheet of LC) of not less than the sum of (i) $47,000.00 plus (ii) 75% of the cumulative amount of net income of the Companies determined on a consolidated basis from June 30, 2004 through the end of such fiscal quarter end (without regard to, or reduction for, any net loss reported for any fiscal quarter end).

4.17                        Financial Statements.  Borrower shall provide to Lender: (i) copies of the Companies’ annual audited, consolidated Financial Statements and annual, unaudited consolidating income statement and balance sheet of the Companies on or before ninety (90) calendar days following the end of each fiscal year of Borrower during the term of the Note; (ii) copies of the Companies’ Financial Statements on or before forty-five (45) calendar days following the end of each fiscal quarter of Borrower during the term of the Note; (iii) promptly upon request, copies of the Companies’ operating and financial information and results in a form and with content as reasonably requested by Lender; (iv) a description of the content of any notices or correspondence received by Borrower or the Companies from the SEC and/or the DOJ within three (3) business days of receipt by Borrower and/or the Companies; and (v) such other financial information, results and data regarding Borrower, Guarantor and the Companies as Lender may reasonably request.

4.18                        Indebtedness.  Borrower shall not, without the prior written consent of Lender, create, incur, assume, permit to exist or otherwise become, directly or indirectly, liable for any indebtedness in excess of $3,000,000.00, excluding the Loan and any indebtedness incurred in connection with the Brazilian Subsidiary.

4.19                        Commitment Fee.  Borrower shall pay to Lender in arrears promptly upon receipt from Lender a commitment fee equal to 1/8 of one percent (1.00%) per annum of the total unused portion , if any, of the Note during each calendar quarter.

ARTICLE 5

RIGHTS AND REMEDIES OF LENDER

5.1                               Rights of Lender.

5.1.1                        Upon the occurrence of an Event of Default and during the continuation thereof, Lender shall have the right, but not the obligation, in addition to any other right or remedy of Lender, in its own name or in the name of Borrower, to enter into possession of the Property and the Assets, and to employ watchmen and other safeguards to protect the Property.

5.1.2                        Moreover, upon the occurrence of an Event of Default and during the continuation thereof, Lender may exercise its right of offset against each account and all other Property and/or Collateral of Borrower in the possession of Lender, which right is hereby granted by Borrower to Lender.

5.1.3                        Borrower hereby irrevocably appoints Lender as Borrower’s attorney-in-fact, with full power of substitution, and in the name of Borrower, if Lender elects to do so, upon the occurrence of an Event of Default and during the continuation thereof, to (i) endorse the name of Borrower on any checks or drafts representing proceeds of the Insurance policies or instruments payable to Borrower with respect to the Property, and (ii) prosecute or defend any action or proceeding incident to the Property.  Lender shall have no obligation to undertake any of the foregoing actions, and if Lender should do so, it shall have no liability to Borrower for the sufficiency or adequacy of any such actions taken by Lender.

5.2                               Acceleration.  Upon the occurrence of an Event of Default and during the continuation thereof, Lender may, at its option, declare the Loan immediately due and payable without notice of any kind.

5.3                               Cessation of Lender’s Obligations.  Upon the occurrence of an Event of Default and during the continuation thereof, all obligations of Lender hereunder shall, at Lender’s option, be immediately suspended.

5.4                               Funds of Lender.  Any funds of Lender used for any purpose referred to in this Article 5 shall constitute advances secured by the Loan Documents and shall bear interest at the rate specified in the Note to be applicable after default thereunder.

5.5                               No Waiver or Exhaustion.  No waiver by Lender of any of its rights or remedies hereunder, in the Loan Documents, or otherwise, shall be considered a waiver of any other or subsequent right or remedy of Lender; no delay or omission in the exercise or enforcement by Lender of any rights or remedies shall ever be construed as a waiver of any right or remedy of Lender; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Lender.

ARTICLE 6

MISCELLANEOUS

6.1                               Notices.  All notices, demands, requests, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when presented by hand delivery, facsimile, overnight delivery or deposited in a regularly maintained receptacle for the United States Postal Service, postage prepaid, registered or certified, return receipt requested, addressed to Borrower or Lender, as the case may be, at the respective addresses set forth on the first page of this Loan Agreement, or such other address as Borrower or Lender may from time to time designate by written notice to the other as herein required.  Notice deposited in the mail in the manner herein above described shall be effective, unless otherwise stated in this Agreement, on the date on which it is received or attempted to be delivered.  Notice given in any other manner shall be effective only if and when received by the party to be notified.

6.2                               Modifications.  No provision of this Loan Agreement or the other Loan Documents may be modified, waived, or terminated except by instrument in writing executed by the party against whom a modification, waiver, or termination is sought to be enforced.

6.3                               Severability.  In case any of the provisions of the Loan Agreement shall for any reason be held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Loan Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

6.4                               Election of Remedies.  Lender shall have all of the rights and remedies granted in the Loan Documents and available at law or in equity, and these same rights and remedies shall be cumulative and may be pursued separately, successively, or concurrently against Borrower, or any property governed under the Loan Documents at the sole discretion of Lender.  The exercise of, or failure to exercise, any of the same shall not constitute a waiver or release thereof or of any other right or remedy, and the same shall be non-exclusive.

6.5                               Controlling Agreement.  All agreements between Borrower and Lender, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no event shall the interest paid, or agreed to be paid, to Lender for the use, forbearance, or detention of the money to be loaned pursuant to this Loan Agreement, or for the performance or payment of any covenant or obligation contained herein, exceed the maximum amount permissible under applicable law.  In the event the maturity of the Note is accelerated by the holder thereof for any reason, or in the event of voluntary prepayment by Borrower, then earned interest may never include more than the maximum amount permissible under applicable law, computed from the date of each advance of Loan proceeds until maturity or prepayment, and any unearned interest in excess of the maximum amount permissible under applicable law shall be canceled automatically and, if theretofore paid, shall be refunded to Borrower or credited on the principal amount owing on the Note.  If from any circumstances whatsoever fulfillment of any provision hereof or of any other document evidencing, securing, or pertaining to the Loan, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity; and if from any such circumstances Lender shall ever receive anything of value deemed interest under applicable law which would exceed interest at the highest lawful rate, the excessive interest shall be applied to the reduction of the principal amount owing.

6.6                               Applicable Law.  This Loan Agreement and the Loan Documents are being executed and delivered in the State of Texas and shall be governed by and construed in accordance with the laws of the State of Texas and the laws of the United States applicable to transactions within such state unless the laws of another state require the application of the laws of such state.  Borrower hereby irrevocably agrees that any legal proceeding against Lender arising out of or in connection with this Agreement, or the other Loan Documents, shall be brought in the District Courts of Bexar County, Texas, or in the United States District Court for the Western District of Texas, San Antonio Division.

6.7                               Usury Not Intended; Refund of Any Excess Payments.  It is the intent of the parties in the execution and performance of this Agreement to contract in strict compliance with the usury laws of the State of Texas and the United States of America from time to time in effect.  In furtherance thereof, Lender and Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate in excess of the Highest Lawful Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, reserved, taken, charged or received under this Agreement.  In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, Borrower and Lender shall, to the maximum extent permitted under applicable law (a) treat all Loans as but a single extension of credit (and Borrower and Lender agree that such is the case and that provision herein for multiple Loans and Notes is for convenience only), (b) characterize any non-principal payment as an expense, fee or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof, and (d) “spread” the total amount of interest throughout the entire contemplated term of the Loans.  The provisions of this paragraph shall control over all other provisions of the Loan Documents which may be in apparent conflict herewith.  Lender and Borrower agree that Chapter 15 of the Texas Credit Code shall not apply to this Agreement or the Note.

6.8                               Indemnification.  BORROWER AGREES TO INDEMNIFY, DEFEND AND HOLD LENDER HARMLESS FROM AND AGAINST ANY AND ALL LOSS, LIABILITY, OBLIGATION, DAMAGE, PENALTY, JUDGMENT, CLAIM, DEFICIENCY AND EXPENSE (INCLUDING, WITHOUT LIMITATION,

INTEREST, PENALTIES, ATTORNEYS’ FEES AND AMOUNTS PAID IN SETTLEMENT) TO WHICH LENDER MAY BECOME SUBJECT ARISING OUT OF OR BASED UPON THE LOAN DOCUMENTS OR ANY LOAN, EXCEPT TO THE EXTENT CAUSED BY ANY FAULT OR NEGLIGENCE OF LENDER.

6.9                               No Waiver.  No waiver of any Event of Default shall be deemed to be a waiver of any other Event of Default.  No failure to exercise or delay in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any further or other exercise thereof or the exercise of any other right or power.  No amendment, modification or waiver of any Loan Document shall be effective unless the same is in writing and signed by the person or entity against whom such amendment is sought to be enforced.  No notice to or demand on Borrower or any other person shall entitled Borrower or any other person or entity to any other or further notice or demand in similar or other circumstances.

6.10                        Survival; Parties Bound.  All representations, warranties, covenants and agreements made by or on behalf of Borrower in connection herewith shall survive the execution and delivery of the Loan Documents, and shall bind Borrower and its successors, trustees, receivers and assigns and inure to the benefit of the successors and assigns of Lender, provided that the undertaking of Lender hereunder to make Loans to Borrower shall not inure to the benefit of any successor or assign of Borrower.  The term of this Agreement shall be until the final maturity of the Note and the payment of all amounts due under the Loan Documents.

6.11                        Expenses.  Any provision to the contrary notwithstanding, and whether or not the transactions contemplated by this Agreement shall be consummated, Borrower shall pay on demand all reasonable out-of-pocket expenses (including, without limitation, the fees and expenses of counsel for Lender as previously agreed to) in connection with the filing, recording, refiling, re-recording, modification and supplementing of the Loan Documents.  Borrower shall pay all costs and expenses and reimburse Lender for any and all reasonable expenditures incurred or expended from time to time, to protect Lender’s security interest in the Property or the Assets and to collect the debt owed by Borrower to Lender pursuant to the terms and provisions of this Agreement.  Lender agrees to consult with Borrower whenever reasonably possible prior to incurring said expenditures in an effort to mitigate same.

6.12                        Arbitration.  Borrower and Lender further agree as follows:

Borrower and Lender further agree as follows:

I.                                         Consumer-Related Claims of $75,000.00 or less in actual damages:

6.12.1                  With regard to all consumer-related claims of $75,000.00 or less in actual damages, any and all controversies or claims arising out of this contract, its negotiations and/or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its supplemental procedures for resolution of consumer-related disputes and consumer due process protocol (which are incorporated herein for all purposes), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  It is intended by all parties that this arbitration clause meet and include all fairness standards and principles of the American Arbitration Association’s consumer due process protocol and due process in predispute arbitration.

6.12.2                  Instead of proceeding in arbitration, any party hereto may pursue its claim in the consumer’s local small claims court, if the consumer-related claim meets the small claims court jurisdictional limits.  If the small claims court option is chosen, the party must contact the small claims court directly.

6.12.3                  The parties further agree that (i) no arbitration proceeding hereunder shall be certified as a class action or proceed as a class action, or on a basis involving claims brought in a purported representative capacity on behalf of the general public, other customers or potential customers or persons similarly situated and (ii) no arbitration proceeding hereunder shall be consolidated with, or joined in any way with, any other arbitration proceeding.

6.12.4                  This arbitration provision shall survive any termination, amendment, or expiration of the agreement in which this provision is contained, unless all of the parties otherwise expressly agree in writing.

6.12.5                  The parties acknowledge that this agreement evidences a transaction involving interstate commerce.  The Federal Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause of this agreement.

II.                                     Consumer-Related Claims above $75,000.00 in actual damages and/or commercial claims:

6.12.6                  Any arbitration involving consumer-related claims above $75,000.00 in acutal damages and/or commercial claims hereunder shall be before at least three (3) neutral arbitrators associated with the American Arbitration Association and selected in accordance with the commercial arbitration rules of the American Arbitration Association.  Failure of any arbitrator to disclose all facts which might to an objective observer create a reasonable impression of the arbitrator’s partiality, and/or material errors of law shall be grounds (in addition to all others) for vacatur of an award rendered pursuant to this agreement.

6.12.7                  The parties further agree that (I) no arbitration proceeding hereunder shall be certified as a class action or proceed as a class action, or on a basis involving claims brought in a purported representative capacity on behalf of the general public, other customers or potential customers or persons similarly situated and (ii) no arbitration proceeding hereunder shall be consolidated with, or joined in any way with, any other arbitration proceeding.

6.12.8                  This arbitration provision shall survive any termination, amendment, or expiration of the agreement in which this provision is contained, unless all of the parties otherwise expressly agree in writing.

6.12.9                  The parties acknowledge that this agreement evidences a transaction involving interstate commerce.  The Federal Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause of this agreement.

III.                                 Additional Commercial Claims Provisions:

6.12.10            Any and all commercial controversies between parties, shall be resolved by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association in effect at the time of filing, unless the commercial arbitration rules conflict with this provision, and in such event the terms of this provision shall control to the extent of the conflict.

6.12.11            The award of the arbitrators, or a majority of them, shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction, the arbitration award shall be in writing and specify the factual and legal basis for the award.  Upon the request of any party, the award shall include findings of fact and conclusions of law.

6.12.12            “Arbitrable disputes” include any controversies or claims between the parties of whatever type or manner, including without limitation, any claim arising our of or relating to this agreement, all past, present and/or future credit facilities and/or agreements involving the parties, any transactions between or involving the parties, and/or any aspect of the past or present relationship of the parties, whether banking or otherwise, specifically including any alleged tort committed by any party.

6.12.13            The parties shall allow and participate in discovery in accordance with the Federal Rules of Civil Procedure for a period of one hundred twenty (120) days after the filing of the original responsive pleading.  Discovery may continue thereafter as agreed by the parties or as allowed by the arbitrators.  Unresolved discovery disputes shall be brought to the attention of the arbitrators by written motion for proper disposition, including ruling on any asserted objections, privileges, and protective order requests and awarding reasonable attorney’s fees to the prevailing party.

6.12.14            In the event the aggregate of all affirmative claims asserted exceed $500,000.00 exclusive of interest and attorney’s fees, or upon the written request of any party, (1) prior to the dissemination of a list of potential arbitrators, the American Arbitration Association shall conduct an in person administrative conference with the parties and their attorneys for the following purposes and for such additional purposes as the parties or the American Arbitration Association may deem appropriate, (A) to obtain additional information about the nature and magnitude of the dispute and the anticipated length of hearings and scheduling; (B) to discuss the view of the parties about any technical and/or other special qualifications of the arbitrators; and (C) to consider, whether medication or other methods of dispute resolution might be appropriate, and (2) as promptly as practicable after the selection of the arbitrators, a preliminary hearing shall be held among the parties, their attorneys and the arbitrators.  With the agreement of the arbitrators and the parties, the preliminary hearing may be conducted by telephone conference call rather than in person.  At the preliminary hearing the matters that may be considered shall include, without limitation, a prehearing scheduling order addressing (A) each party’s duty to submit a detailed statement of claims, damages and/or defenses, a statement of the issues asserted by each party and any legal authorities the parties may wish to bring to the attention of the arbitrators; (B) responses and/or replies to the pleadings filed in compliance with subpart 2(A); (C)  Stipulations regarding any contested facts; (D) exchange and premarking of all documents which each party believes may be offered at the final arbitration hearing; (E) the identification and availability of witnesses, including experts, and such additional matters regarding witnesses including their biographies and a short summary of their expected testimony, (F) whether a stenographic or other official record of the proceedings shall be maintained; and (G) the possibility of untilizing mediation or other alternative methods of dispute resolution.

6.12.15            For purposes of this provision, “the parties” means Borrower and Lender, and each of them, and all persons and entities signing this Agreement or any of the other agreements, security instruments and/or guarantees executed heretofore or contemporaneously with and as part of the same transaction with the Note.  “The parties” shall also include individual partners, affiliates, officers, directors, employees, agents and/or representatives of any party to such dcouments, and shall include any other owner and holder of this Agreement.

6.12.16            The parties shall have the right to invoke self-help remedies (such as set-off, notification of account debtors, seizure and/or foreclosure of collateral, and non-judicial sale of personal property and real property collateral) before, during or after any arbitration and/or ancillary or provisional judicial remedies (such as garnishment, attachment, specific performance, receiver, injunction, or restraining order, and sequestration) before, during, or after any arbitration.  The parties need not await the outcome of the arbitration before using self-help or provisional remedies.  Use of self-help or ancillary and/or provisional remedies shall not operate as a waiver of either party’s right or compel arbitration.  Any ancillary or provisional remedy which would be available from a court of law shall be available from the arbitrators.

6.12.17            The parties agree that any action regarding any controversy between the parties shall either be brought by arbitration, as described herein, or by judicial proceedings, but shall be pursued simultaneously in different or alternative forms.  A timely written notice of intent to arbitrate pursuant to this agreement stays and/or abates any and all action in a trial court, save and except a hearing on a motion to compel arbitration and/or the entry of an order compelling arbitration and staying and/or abating the litigation pending the filing of the final award of the arbitrators.  All reasonable and necessary attorney’s fees and all travel costs shall be awarded to the prevailing party on any motion to compel arbitration and must be paid to such party within ten (10) days of signing of the order compelling arbitration.

6.12.18            Any party seeking to arbitrate shall serve a written notice of intent to arbitrate to any and all opposing parties within three hundred sixty (360) days after dispute has arisen.  A dispute is defined to have arisen only upon receipt of service of judicial process, including service of a counterclaim, failure to serve a written notice of intent to arbitrate within the time specified above shall be deemed a waiver of the aggrieved party’s right to compel arbitration of such claim.  The issue of waiver pursuant to this Agreement is an arbitrable dispute.

6.12.19            Active participation in pending litigation during the three hundred sixty (360) day notice period, whether as plaintiff or defendant, is not a waiver of the right to compel arbitration.  All discovery obtained in the pending litigation may be used in any subsequent arbitration proceeding.

6.12.20            The parties further agree that (i) no arbitration proceeding hereunder shall be certified as a class action or proceed as a class action, or on a basis involving claims brought in a purported representative capacity on behalf of the general public, other customers or potential customers or persons similarly situated and (ii) no arbitration proceeding hereunder shall be consolidated with, or joined in any way with, any other arbitration proceeding.

6.12.21            Any arbitrator selected shall be knowledgeable in the subject matter of the dispute.  Each of the parties shall pay an equal share of the arbitration costs, fees, expenses, and the of the arbitrators’ fees, costs and expenses.

6.12.22            All statutes of limitations which would otherwise be applicable shall apply to any and all claims asserted in any arbitration proceeding hereunder and the commencement of any arbitration proceeding tolls such statutes of limitations.

6.12.23            In any arbitration proceeding subject to these provisions, the arbitrators, or a majority of them, are specifically empowered to decide (by documents only, or with a hearing at the arbitrators’ sole discretion) pre-hearing motions which are substantially similar to pre-hearing motions to dismiss and motions for summary adjudication.

6.12.24            The arbitration provision shall survive any termination, amendment, or expiration of the Agreement in which this is contained, unless all the parties otherwise expressly agree in writing.

6.12.25            The parties acknowledge that this agreement evidences a transaction involving interstate commerce.  The Federal Arbitration Act shall govern the interpretation, enforcement and proceedings pursuant to the arbitration clause in this agreement.

6.12.26            The arbitrators, or a majority of them, shall award attorney’s fees and costs to the prevailing party pursuant to the terms of this Agreement.

6.12.27            Neither the parties nor the arbitrators may disclose the existence, consent, or results of any arbitration hereunder without prior written consent of all parties and/or court order.

6.12.28            Venue of any arbitration proceeding hereunder will be Bexar County, Texas where Lender is located.

6.13                        Entire Agreement.  This Agreement embodies the entire agreement between Borrower and Lender and supersedes all prior proposals, agreements and understandings relating to the subject matter hereof.

6.14                        Severability.  If any provision of any Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall be affected or impaired thereby.

THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTED as of the date first stated above.

LENDER:

International Bank of Commerce, a Texas banking association

By:	/s/ RICHARD L. CAPPS
Richard L. Capps, Senior Vice President

BORROWER:

Lancer Partnership, Ltd.,

a Texas limited partnership

By:	Lancer Capital Corporation, Inc.,
a Delaware corporation,
General Partner

	By:	/s/ SCOTT ADAMS
	Name:	Scott Adams
	Title:	Treasurer

AGREED AND ACCECPTED this 17th day of December, 2004.

Lancer Corporation, a Texas corporation

By:	/s/ SCOTT ADAMS
Name:	Scott Adams
Title:	Treasurer

AGREED AND ACCECPTED this 17th day of December, 2004.

Lancer Capital Corporation, Inc.,

a Delaware corporation

By:	/s/ SCOTT ADAMS
Name:	Scott Adams
Title:	Treasurer

AGREED AND ACCECPTED this 17th day of December, 2004.

Lancer International Sales, Inc.,

a Texas corporation

By:	/s/ SCOTT ADAMS
Name:	Scott Adams
Title:	Treasurer

SCHEDULE 3.5

1.                   Affidavit for Mechanic’s and Materialman’s Lien dated November 14, 2002 filed by Republic Powdered Metals, Inc. and recorded in Volume 9674, Page 1339 of the Official Public Records of Real Property of Bexar County, Texas.

2.                   Mechanic’s and Materialman’s Lien Affidavit dated May 13, 2003 filed by ABC Supply Company, Inc. and recorded in Volume 10021, Page 0614 of the Official Public Records of Real Property of Bexar County, Texas.